UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                      0-13042

                                                                    CUSIP NUMBER
                                                                     45663D 10 4

(Check one)

|X| Form 10-K and Form 10-KSB       |_| Form 11-K
|_| Form 20-F       |_| Form 10-Q and Form 10-QSB    |_| Form N-SAR

            For period ended April 30, 1996

|_| Transition Report on Form 10-K and Form 10-KSB
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q and Form 10-QSB
|_| Transition Report on Form N-SAR

  For the Transition Period Ended ____________________________________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________


                                     PART I
                             REGISTRANT INFORMATION

Full name of Registrant                          Infinite Graphics Incorporated
Former name if applicable
Address of principal executive office (Street and Number) 4611 East Lake Street
City, State and Zip Code                                  Minneapolis, MN 55406

                                     PART II
                             RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         |X| (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         |X| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.


         New personnel due to departure of CFO led to delays.


                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

    James Belfiori                                  612            728-1322
       (Name)                                   (Area Code)   (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  |X| Yes |_| No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                         Infinite Graphics Incorporated
                  (Name of Registrant as Specified in Charter)

         has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date July 24, 1996                 By   /s/ Clifford C. Stritch, Jr.
                                        ----------------------------------
                                         Chief Executive Officer